NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held December 10, 2003




     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 10, 2003, at 4:00 p.m., Central Time, at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

     1. To elect seven directors.

     2. To ratify the selection of Deloitte & Touche LLP as our independent auditors.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record as of the close of business on Friday, October 24, 2003, will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed proxy statement and card. Your vote is important. Whether or not you expect to attend the Annual Meeting in person, please (1) date, sign and promptly mail the enclosed proxy card in the return envelope provided; (2) call the toll-free number listed on the proxy card; or (3) vote via the Internet as indicated on the proxy card.


                                 By Order of the Board of Directors

                                 IRVING R. COLACCI
                                 Vice President, General Counsel and Secretary


Dated: November 7, 2003







 Possis Medical Inc.-9055 Evergreen Boulevard NW-Minneapolis, MN 55433-8003 USA

     Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763) 780-2227

PROXY STATEMENT

     SOLICITATION AND REVOCATION OF PROXIES, VOTING RIGHTS

     This proxy statement is furnished to the shareholders of Possis Medical, Inc. in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held on December 10, 2003, and any adjournments thereof. The enclosed proxy is solicited by our Board of Directors.

     On October 24, 2003, 17,765,967 shares of common stock, our only voting securities, were outstanding. Each share of common stock is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of directors. Only holders of common stock of record at the close of business on October 24, 2003, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

     You may vote your shares through the Internet or by a toll-free telephone call as an alternative to completing the enclosed proxy card and mailing it to Possis. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareholders' identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareholder. Shareholders who vote by Internet or telephone need not return a proxy card by mail.

     You have the right to revoke your proxy at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the proxy, and dated. Revocations will be honored if received at our principal executive offices, addressed to the attention of the Corporate Secretary, before the convening of the Annual Meeting on December 10, 2003. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to Possis representatives who will be seated at the door of the meeting hall.

     Proxies that are properly completed and not revoked will be voted in accordance with the choices on the proxy. Proxies that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of all of the director nominees. If you abstain from voting as to any matter, then the shares held by you will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as a vote against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote will not be deemed to be represented at the meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

     Possis will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining proxies from, beneficial owners of our common shares. In addition to the use of the mails, proxies may be solicited in person or by telephone, letter or facsimile. Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services. This proxy statement and the enclosed form of proxy are first being sent to shareholders on approximately November 7, 2003.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership as of October 15, 2003, of each director and "named executive officer" (as defined under the heading "Executive Compensation") and all directors and executive officers as a group. We are not aware of any person who beneficially owns more than five percent of our common shares.

 Name of Beneficial Owner or                       Amount             Total %
 Identity of Group                         Beneficially Owned (1)     of Class

 Robert G. Dutcher, Chairman,                   499,384 (2)             2.8
 President & Chief Executive Officer

 Mary K. Brainerd, Director                      11,974 (3)              *

 Seymour J. Mansfield, Director                 175,190 (4)              *

 William C. Mattison, Jr., Director             353,533 (5)             1.9

 Whitney A. McFarlin, Director                   28,788 (6)              *

 Donald C. Wegmiller, Director                   81,817 (7)              *

 Rodney A. Young, Director                       16,854 (8)              *

 Eapen Chacko, Vice President,                   88,915 (9)              *
 Finance and Chief Financial Officer

 Irving R. Colacci, Vice President,             199,724 (10)            1.1
 Legal Affairs and Human Resources,
 General Counsel and Secretary

 James D. Gustafson, Vice President,            185,819 (11)            1.0
 Technology, Product Development
 and Quality Systems

 Shawn F. McCarrey, Vice President,             112,369 (12)             *
 Worldwide Sales

 Directors and Executive Officers
 as a Group (12 persons)                      1,985,764 (13)           11.2


-------------------------------------------------------------------------------
(1) Includes options that are currently exercisable or will become exercisable within sixty days of October 15, 2003.

     (2) Includes 429,539 shares issuable upon exercise of currently exercisable options.

     (3) Includes 11,285 shares issuable upon exercise of currently exercisable options.

     (4) Includes 54,429 shares issuable upon exercise of currently exercisable options.

     (5) Includes 221,000 shares held indirectly in trust and by an IRA and 21,344 shares issuable upon exercise of currently exercisable options.

     (6) Includes 28,099 shares issuable upon exercise of currently exercisable options.

     (7) Includes 52,086 shares issuable upon exercise of currently exercisable options.

     (8) Includes 15,605 shares issuable upon exercise of currently exercisable options and 160 shares owned indirectly by minor child.

     (9) Includes 77,200 shares issuable upon exercise of currently exercisable options.

     (10)  Includes   192,025   shares   issuable  upon  exercise  of  currently
exercisable options.

     (11)  Includes   176,750   shares   issuable  upon  exercise  of  currently
exercisable options and 300 shares owned by child.

     (12) Includes 84,773 shares issuable upon exercise of currently exercisable options and 275 shares owned by a minor child.

     (13)  Includes   1,337,440  shares  issuable  upon  exercise  of  currently exercisable options.

*  Denotes ownership of less than 1% of shares outstanding

     ELECTION OF DIRECTORS
     (Proposal Number One)

     At the Annual Meeting, seven directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     The affirmative vote of a majority of the shares of our common stock presented in person or by proxy and entitled to vote at the annual meeting is necessary to elect each nominee. Unless instructed not to vote for the election of directors or not to vote for any specific nominee, Proxies will be voted FOR the election as directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the named proxies may vote for such other person as they, in their discretion, may determine.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

     Information Concerning Nominees. The following information concerning the principal occupations of the nominees has been furnished by the nominees. Each of the nominees has held his or her principal occupation for more than the past five years, unless otherwise indicated.

                                                                                Director          Committee
Director Nominees                    Principal Occupation                Age      Since           Positions

Robert G. Dutcher             Chairman, President and Chief               58       1993          Executive
                              Executive Officer of the Corporation;
                              Director, Daktronics, Inc.

Mary K. Brainerd              Chief Executive Officer, Health             50       2001          Planning
                              Partners, Minneapolis, Minnesota, a                                and Compensation
                              family of non-profit Minnesota health
                              care organizations, since 2002; Executive
                              Vice President and Chief Operating Officer
                              of Health Partners 2000-2002; Executive
                              Vice President, Care Delivery, Health
                              Partners 1994-2000.

Seymour J. Mansfield          Officer and Shareholder, Mansfield,         58       1987          Executive
                              Tanick & Cohen, P.A., Attorneys,                                   and Compensation
                              Minneapolis, Minnesota.

William C. Mattison, Jr.      Retired.  Formerly a Principal of Gerard,   56       1999          Executive
                              Klauer, Mattison & Co., Inc., New York,                            and Audit
                              New York, an institutional equity
                              research and banking firm; served as
                              President or Vice Chairman of
                              Gerard, Klauer, Mattison from
                              1989 to 1998.

Whitney A. McFarlin           Retired.  Former Chairman, President        63       1998          Planning and Audit
                              and CEO, Angeion Corporation, a
                              medical device company, Minneapolis,
                              Minnesota, 1993-1998.

Donald C. Wegmiller           Chairman, Clark Consulting                  65       1987          Executive and
                              Healthcare Group, Minneapolis,                                     Compensation
                              Minnesota, a compensation and benefits
                              consulting firm, since 2002.  Previously
                              President, Clark/Bardes Consulting-
                              Healthcare Group.; Director, ALLETE, Inc.


Rodney A. Young               Formerly Chairman, Chief Executive          48       1999          Planning and Audit
                              Officer and President of LecTec
                              Corporation; Director, Health Fitness
                              Corporation.


     Meetings. During fiscal year 2003, the Board of Directors held four meetings. Actions were also taken by written consent. All director nominees attended at least 75% of all meetings of the Board and the committees of which they are members.

     Committees. We have four committees to address Board business. The Executive Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board, for formulating and recommending general policies for Board consideration and for the functions typically associated with a Nomination Committee. The Executive Committee will consider director nominees proposed by shareholders. To propose a nominee, the shareholder should send a letter no later that July 8, 2004 with the proposed nominee's name, biographical information and contact information to the Company, addressed to the Chairman of the Executive Committee. The Executive Committee met once during fiscal year 2003. The Audit Committee met four times during fiscal year 2003 and assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight of the quality and integrity of our accounting, auditing and reporting practices, overseeing and enforcing governance policies and practices and such other duties as directed by the Board. The members of the Audit Committee were independent, as defined in Rule 4350(d)(2) of the National Association of Securities Dealers. The Board of Directors had determined that Whitney A. McFarlin is an "audit committee financial expert" within the meaning of SEC regulations. The Compensation Committee met two times during fiscal 2003 and is responsible for defining and administering our executive compensation program. The Strategic Planning Committee, established to work with management in the development of its annual Strategic Plan and to advise the Board on strategic issues, met once during fiscal year 2003.

     Director Fees. Beginning with calendar year 2002, when director compensation was last adjusted, directors receive an annual retainer of $6,000, meeting fees of $1,500 per Board meeting attended in person, $500 for each telephonic Board meeting attended, $3,000 for the Chair of each Board Committee, $6,000 for each member of the Executive Committee, $500 for each committee meeting attended as committee Chair and $250 for each committee meeting attended as a committee member. In addition, our 1999 Stock Compensation Plan provides for the annual grant of options to purchase 4,000 common shares to outside directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest 50% after six months and the remainder one year after the date of grant, and expire ten years after the date of grant. During fiscal 2003, 24,000 options were granted to outside directors under this Plan at an exercise price of $17.90. Directors also receive restricted stock equal in value on the date of grant to $6,000. New directors will receive a stock option grant of 8,000 shares of Possis common stock upon initial election to the Board. The Board also has a stock option program to promote retention of directors for a period long enough to allow for a full understanding of the Company, to encourage solid judgments that lead to sustained business success and to aid in the recruitment of new qualified directors. Upon election to a sixth term, directors will receive a 20,000 share stock option grant and additional grants of 4,000 shares annually for ten years. Vesting of these grants is contingent on appreciation of the value of the Company's stock to specified price levels. In addition, all shares continue to be eligible for vesting for five years following retirement from service as a director and vest, in any event, five years following the date of the grant.

     Pursuant to our 1999 Stock Compensation Plan, each outside director may elect to receive director fees in the form of discounted stock options. Each director must make an election each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is the first business day of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular director by the discounted exercise price.

     On January 2, 2003, all eligible outside directors received discounted stock options in lieu of cash payments of fees for calendar year 2002. A total of 11,648 options at an exercise price of $8.95 were granted to six directors.

     EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation during each of the three fiscal years ended July 31, 2003, 2002 and 2001, to our President and Chief Executive Officer and our four other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 2003 ("named executive officers"):


         Name and                                                          Long-Term
     Principal Position           Year      Annual Compensation           Compensation
                                                                            Awards
                                          ----------------------  -----------------------------
                                                                                   Securities
                                                                    Restricted     Underlying          All Other
                                           Salary      Bonus(1)   Stock Award      Options/(2)      Compensation(3)
                                             ($)         ($)          ($)           SARs (#)              ($)
                                  ---------------------------------------------------------------------------------
  Robert G. Dutcher,              2003     225,998     177,500         --              49,800            20,046
     Chairman, President          2002     214,881     175,300         --              57,400            13,291
     and Chief Executive          2001     167,504      15,500         --             145,661 (8)        12,294
     Officer

  Eapen Chacko,                   2003     138,602      83,200         --              19,500             6,792
     Vice President, Finance      2002     131,441      70,200         --              21,700             5,904
     and Chief Financial Officer  2001     108,682       6,000         --              53,911             9,887

   Irving R. Colacci              2003     132,300      78,300         --              19,900            12,352
     Vice President,              2002     125,716      68,000         --              22,000            12,705
     Legal Affairs and            2001     115,431       6,200         --              54,629            12,937
     Human Resources,
     General Counsel
     and Secretary


    James D. Gustafson,           2003     138,602      83,200         --              19,500            10,748
     Vice President,              2002     131,516      70,200         --              21,700            16,958
     Technology, Product          2001     113,944       6,200         --              54,384            10,986
     Development and Quality
     Systems

   Shawn F. McCarrey,             2003     126,000 (4)  25,300         --              19,900            13,511
     Vice President,              2002     120,000 (5)  20,000      23,900 (7)         43,523            13,145
     Wordwide Sales               2001     105,385 (6)   4,200         --              15,000            11,774


     (1) Cash bonuses shown are awarded following the end of the fiscal year, based on fiscal year performance. For fiscal year 2001 only, the first 85% of target cash bonuses were paid in the form of stock options and the remainder was paid in cash. The amount of both awards was based on performance.

     (2) Stock options shown for 2003 were granted on August 28, 2003 based on fiscal year 2003 performance and vest in four equal annual installments. Stock options shown for 2001 include: options granted on November 2, 2000 as part of the Special Equity Compensation Program described in the 2001 Report of the Compensation Committee; and options granted April 3, 2001 as part of our Incentive Compensation Program for fiscal year 2001. The 2001 grants pursuant to the Corporation's Incentive Compensation Plan vested 50% on April 3, 2002, and 50% on April 3, 2003.

     (3) Includes Company matching contributions to its 401(k) Plan, executive benefits including car allowance and excess life insurance premium payments. The allocated amounts in this column are as follows: Dutcher: 2003: 401(k) - $4,410, executive benefits - $14,822, excess life insurance $814; 2002: 401(k) - $5,586, executive benefits - $6,848, excess life insurance - $857; 2001: 401(k) - $5,673, executive benefits - $6,105, excess life insurance - $516. Chacko: 2003:
401(k) - $3,628, executive benefits - $2,727, excess life insurance - $387; 2002: 401(k) - $3,947, executive benefits - $1,731, excess life insurance - $226; 2001: 401(k) - $3,716, car allowance - $6,000, excess life insurance - $171. Colacci: 2003: 401(k) - $3,969, executive benefits - $8,148, excess life insurance - $263; 2002: 401(k)- $4,057, executive benefits - $8,510, excess life insurance - $137; 2001: 401(k) - $4,354; car allowance - $8,471; excess life insurance - $112. Gustafson: 2003: 410(k) - $3,975, executive benefits - $6,520, excess life insurance - $253; 2002: 401(k) - $10,290, executive benefits - $6,520, excess life insurance - $148; 2001: 401(k) - $4,297, car allowance - $6,579, excess life insurance - $110. McCarrey: 2003: 410(k) - $7,367, executive benefits - $6,000, excess life insurance - $144; 2002: 401(k) - $7,061, executive benefits - $6,000, excess life insurance - $84; 2001: 401(k) - $5,714, executive benefits - $6,000, excess life insurance - $60.


     (4) Reflects base salary only. Total compensation includes $103,081 in commissions.

     (5) Reflects base salary only. Total compensation includes $106,555 in commissions.

     (6) Reflects base salary only. Total compensation includes $80,706 in commissions.

     (7) Mr. McCarrey was granted 5,000 shares of restricted stock: 2,500 shares vested on April 16, 2002 and 2,500 shares vested on April 16, 2003. The dollar value shown represents the fair market value of the stock on the April 16, 2001 date of grant. As of July 31, 2003, the fair market value of this stock was $85,100, based on the $9.86 closing price of our common stock on that date.

     (8) Includes 18,489 options granted in lieu of $36,978 in base salary compensation for the second six months of fiscal year 2001.


     OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock option grants to named executive officers during fiscal year 2003.


                                            Percent of
                                               Total
                            Number of      Options/SARs
                           Securities       Granted to                                      Potential Realizable Value at
                           Underlying      Employees in      Exercise                       Assumed Annual Rates of Stock
                          Options/SARs    Fiscal Year (%)      Price      Expiration Date   Price Appreciation for Option
                           Granted (#)                         ($/Sh)                                 Term (1)
         Name

                                                                                                5% ($)          10% ($)
------------------------ ---------------- ---------------- -------------- ---------------- ---------------- ---------------
Robert G. Dutcher            57,400            13.0%           12.10      Sept. 10, 2012       436,792        1,106,918
------------------------ ---------------- ---------------- -------------- ---------------- ---------------- ---------------
Eapen Chacko                 21,700             4.9%           12.10      Sept. 10, 2012       165,129         418,469
------------------------ ---------------- ---------------- -------------- ---------------- ---------------- ---------------
James D. Gustafson           21,700             4.9%           12.10      Sept. 10, 2012       165,129         418,469
------------------------ ---------------- ---------------- -------------- ---------------- ---------------- ---------------
Shawn F. McCarrey            20,000             4.5%           12.10      Sept. 10, 2012       152,192         385,686
------------------------ ---------------- ---------------- -------------- ---------------- ---------------- ---------------
Irving R. Colacci            22,000             5.0%           12.10      Sept. 10, 2012       167,412         424,254
------------------------ ---------------- ---------------- -------------- ---------------- ---------------- ---------------


     All options granted to employees during fiscal year 2003 vest in four equal annual installments beginning one year following the date of grant.

     (1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 2003, for the named executive officers.


                                                                 Number of Securities Underlying       Value of Unexercised
                            Shares                                Unexercised Options at Fiscal       In-the-Money Options at
                        Acquired upon                                       Year-End                    Fiscal Year-End ($)
         Name            Exercise (#)    Value Realized(1)          Exercisable/Unexercisable      Exercisable/Unexercisable (2)
                                                ($)
----------------------- --------------- -------------------- -- ---------------------------------- ------------------------------
Robert G. Dutcher           22,000            147,627                    410,689/96,400                  3,855,451/632,314
----------------------- --------------- -------------------- -- ---------------------------------- ------------------------------
Eapen Chacko                18,900            208,102                     68,900/32,450                    780,978/200,760
----------------------- --------------- -------------------- -- ---------------------------------- ------------------------------
James D. Gustafson           7,500             47,625                    167,950/38,450                  1,444,006/264,255
----------------------- --------------- -------------------- -- ---------------------------------- ------------------------------
Shawn F. McCarrey             --                 --                       72,273/31,250                    777,873/211,594
----------------------- --------------- -------------------- -- ---------------------------------- ------------------------------
Irving R. Colacci           12,000             80,519                    183,150/38,750                  1,619,853/265,731
----------------------- --------------- -------------------- -- ---------------------------------- ------------------------------



     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options on the date of exercise and the exercise price of the options.

     (2) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options. The closing price of the stock on July 31, 2003 was $17.02.

     SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table provides information on equity compensation plans under which equity securities of the Company are authorized for issuance, as of July 31, 2003:

                                                                                              Number of securities
                                   Number of securities to be   Weighted-average exercise   remaining available for
          Plan category             issued upon exercise of        price of outstanding      future issuance under
                                      outstanding options,        options, warrants and       equity compensation
                                      warrants and rights                 rights                     plans

 Equity compensation plans                  2,761,253                       $9.36                     627,586
  approved by Security holders (1)

 Equity compensation plans not                   --                           --                         --
  approved by Security holders

              Total                          2,761,253                      $9.36                     627,586


     (1) Includes the Company's 1992 and 1999 Stock Compensation Plans.

     CHANGE IN CONTROL PLAN

     On September 15, 1999, our Board of Directors approved a Change in Control Termination Pay Plan that provides, at the discretion of the Board, salary and benefit continuation payments to executive officers and selected key management and technical personnel in the event they are terminated within twenty-four months of a change in control. At this time, the Board of Directors has committed to a three-year salary and benefit continuation for the Chief Executive Officer and two-year salary and benefit continuations for other executive officers. In addition, other key management and technical personnel are entitled to salary and benefit continuation benefits ranging in duration from six to twenty-four months. The Board of Directors has approved additional payments upon a change in control notwithstanding employment status following a change in control. These payments will be awarded if we achieve "substantial growth" as determined by the Board based on the value of the Possis at the time of the change in control and the Board's assessment of performance and growth. The amount of the pool available for such payments is limited, in aggregate, to between one and four percent of the value of Possis at the time of the change in control.


     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of three independent, outside directors. The Committee provides assistance to the Board of Directors in fulfilling the Board's responsibility to shareholders relating to compensation philosophy and practices for corporate executive officers. The Committee meets as necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for executive officers. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environments, and to assure the directors and shareholders that our executive compensation and stock plan practices are of the highest quality.

     Our compensation program is intended to attract and retain high quality executive leadership and to motivate these executives to perform consistent with shareholders' interests. Executive officer compensation is directly linked to both individual and Company performance necessary to drive increasing value to shareholders. The program is designed to provide a competitive base salary while retaining flexibility through the structuring of short- and long-term incentives that recognize progress toward achievement of both individual and corporate goals.

     Compensation decisions for fiscal year 2003 were based on an extensive review and evaluation of executive and incentive compensation programs conducted two years ago and the adoption at that time of a compensation program designed as a three-year program. The Committee retained an outside compensation consultant to analyze industry-wide compensation practices and to recommend base and variable compensation for the Company's officers, as well as to evaluate the Company's overall incentive compensation program for key employees. Based on the recommendations of its outside consultant and its own consideration of the challenges faced by the Company in retaining and attracting talent, the Committee instituted a three-year compensation program designed to guide compensation decisions as the Company transitions from an emerging medical device company with sales consistent with its emerging status, to an established company expecting continuing growth in revenues. The Committee reviewed compensation levels for the third year of the program and conducted a limited survey of industry compensation practices to ensure that the assumptions underlying the compensation program at the time of its adoption are still valid.

     Going forward, the Committee intends to conduct a comprehensive review of all executive and incentive compensation programs, utilizing outside expertise as appropriate and examining industry compensation practices to ensure that the Company remains competitive in its industry and continues to attract and retain high quality executive leadership. Compensation decisions will continue to be based on the Committee's general compensation philosophies, as described later in this Report, the need to retain flexibility and the importance of continuing to enhance the alignment of management's interests with those of the shareholders.

     Fiscal Year 2003

     We again successfully met our financial goals and objectives in fiscal year 2003 and awards of variable compensation and equity grants reflect this success. For purposes of its performance assessment, the committee placed a 60% weighting on financial goals and a 40% weighting on non-financial product development and technical goals. The Committee assessed overall fiscal year 2003 corporate performance at 96% of plan, based on achievement of sales and earnings goals, continuing improvement in gross margins, an increase in cash reserves, continued profitability and increased efficiencies in manufacturing processes, offset by delays in some important product development projects.

     Our practice of granting stock options as long-term incentive compensation for officers and key employees continues. Pursuant to our 1999 Incentive Compensation Plan, the Committee granted stock options in September 2003 to 41 officers, managers and other key employees, an increase of two recipients over 2002 awards. A total of 301,500 stock options were awarded at an option exercise price of $18.69, the fair market value of Possis Stock on the day of grant, representing approximately 1.7% of the Corporation's total shares outstanding. Of the total options granted, approximately 49% were granted to officers. The stock option grants were made based on year-end financial and technical performance.

     Compensation Program for Fiscal Year 2004

     Program Elements

     The development of appropriate criteria to guide compensation decisions going forward continues to be driven by two factors: the fact that the Company has entered a new stage in its development and is establishing a foundation for long-term growth and profitability; and the need to continue to enhance the alignment of management's interests with those of the shareholders. As we increase our market penetration through the sale and placement of AngioJet(R) System products and enhance performance through the realization of operational efficiencies, our performance will be evaluated on our ability to increase profitability while maintaining strong new product development efforts. Corporate and individual performance measures will continue to reflect an emphasis on financial goals, sales growth, profitability targets, and product development, research and regulatory approvals necessary to support sustained growth. For fiscal year 2004, financial goals and product development goals will be given equal weight in assessing overall performance.

     Compensation of executive management and key managerial and technical personnel is based on three types of compensation: (a) base salaries; (b) short-term incentives; and (c) long-term equity-based compensation.

     (a) Base Salaries
     Executive officers generally participate in the same benefit plans as other employees; executive benefits or perquisites are minimal. The Committee reviews base salaries annually and adjusts them as it deems appropriate. Generally, annual base salary adjustments will be modest except when the Company achieves certain specified milestones. Base salaries are typically paid in cash consistent with normal payroll practices. Adjustments are typically made effective the first day of the fiscal year.

     In awarding increases in officer base salaries effective August 1, 2003, the Committee considered updated survey information and recommendations by outside compensation consultants. The extensive review and analysis of competitive compensation information conducted two years ago provided the basis for this year's adjustment. The absence of significant changes in job responsibilities of individual officers or competitive pressures allowed the Committee to increase the base salaries of all executives by 5%, an increase it considers a normal annual increase in base salaries for officers. Due to the Company's success in exceeding financial goals the past two years, and the increasing responsibilities placed on current executives due to Company growth, an increasingly rigorous regulatory environment and the fewer number of executive officers made possible by the retirement of one executive and the current structure of the Company's organization, the Committee intends to engage an outside consultant to develop recommendations for adjustment of executive total compensation prior to the end of fiscal year 2004. The Committee intends to implement adjustments to executive compensation, as appropriate, beginning with the third quarter of fiscal year 2004.

     (b) Short-term  Incentives
     The Company continues to provide executives and other key employees with an opportunity to earn short-term incentive awards. For fiscal year 2003, based on the assessment that the Company performed at 96% of its goals and objectives, the Chief Executive Officer received approximately 45% of his total compensation in the form of a cash bonus, the sales vice president received 50% of his total compensation in the form of commissions and a cash bonus, and the remaining vice presidents received 38% of their total compensation in the form of a cash bonus. Consistent with the three-year program implemented two years ago, the opportunity to receive a portion of total compensation in the form of variable compensation was increased such that for fiscal year 2004, officers can receive variable cash compensation based on corporate and individual performance of 40% of total compensation, with the Chief Executive Officer eligible to receive up to 45% and sales management eligible to receive up to 50% of total compensation in the form of commissions and cash bonus. This bonus will be paid annually in cash and/or equity after completion of the fiscal year and completion of an assessment of individual and corporate performance.

     (c)  Long-term  Equity-based   Compensation
     The major component of the Company's long-term equity-based compensation program consists of stock options awarded annually at the discretion of the Board under the Company's Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and strengthen the alignment of management interests with that of the shareholders. It is the current intent of the Committee that the maximum number of stock options granted to employees each year going forward, exclusive of options to new employees and extraordinary grants compelled by special circumstances, shall not exceed two percent of the Company's shares issued and outstanding. Officers with a greater degree of influence over the Company's ability to achieve its strategic goals will receive larger long-term incentive awards. Stock options have historically been granted annually to officers and other key employees based on progress toward achievement of short- and long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. Until 1999, exercisability was conditioned on passage of time, with no specific performance requirements. Stock options awarded for fiscal year 1999 and 2000 to officers included special vesting provisions tied to appreciation in stock value. In 2002, the Committee returned to its normal practice of conditioning the vesting of stock options on the passage of time and does not anticipate imposing special vesting conditions in the foreseeable future.

     Chief Executive Officer Compensation

     Robert G. Dutcher, as President and Chief Executive Officer of the Company, participates in the general compensation program of the Company, as described above, along with all other key employees. Mr. Dutcher's base salary is set at a level determined by the Committee to be competitive with other similarly situated companies based on salary surveys and other comparative data, and reflects the scope of his responsibilities and individual performance as an officer. Effective August 1, 2003, Mr. Dutcher's base salary was increased by five percent. He also received a cash bonus of $177,500 for fiscal year 2003 performance and a grant of 49,800 stock options in August 2003 to reward fiscal year 2003 performance. All of the options granted to Mr. Dutcher in August 2003 vest in four equal annual installments beginning one year following the date of grant. All cash and equity awards reflect the Committee's judgment as to Mr. Dutcher's individual performance, the overall performance of the Company as measured against corporate objectives and the Committee's commitment to aligning the interests of the Chief Executive Officer with those of shareholders. Performance is measured based on financial factors (such as revenues, margins, earnings and cash flow) and on technical factors (such as achievement of product development goals and regulatory approvals). The terms and conditions of the option awards are identical to those contained in grants to other officers.

     The Committee has adopted a plan for Chief Executive Officer compensation as part of its compensation philosophy and plan for all executives, as described above. Chief Executive Officer compensation will continue to be based on corporate and individual performance measured against established guidelines and objectives. Current guidelines and objectives are contained in the Company's strategic plan, as approved by the Board.

     The Board of Directors approved a Supplemental Executive Retirement Plan for Mr. Dutcher effective 2004. The Plan provides a target benefit equal to fifty percent of base compensation at retirement with smaller benefits paid in the event Mr. Dutcher retires prior to age 65. Since Mr. Dutcher is a highly valued employee of Possis Medical, the Plan has been structured as both a retirement supplement and retention vehicle incorporating both noncompete and nondisclosure provisions. The Company intends to accrue a Plan liability over the target benefit period on a basis consistent with the Company's general unfunded payment obligation.

                     Compensation Committee of the Board of Directors Donald C. Wegmiller, Chairman
                     Seymour J. Mansfield
                     Mary K. Brainerd


     Performance Graph

     Set forth below is a graph showing the five-year cumulative returns through July 31, 2003 of Possis Medical, Inc. common stock as compared with the Russell 2000 Index and a peer group index comprised of nine companies in the medical device industry with similar cardiovascular markets to Possis Medical, Inc. (the "Peer Group"(1)). The graph assumes an investment of $100.00 in the Company's Common Stock in each of the indexes on July 31, 1998, and the reinvestment of all dividends.

     In the future, the Company intends to compare the return on its Common Stock to the Russell 2000 Index and the Peer Group Index. Possis Medical, Inc. is included in the Russell 2000 Index and is similar in size and stage of commercialization as the other companies in the Peer Group. The Russell 2000 Index does not have an index specifically for medical devices.

     Performance Graph

[OBJECT OMITTED]

     (1) Arthrocare Corp.; Cardiac Science, Inc.; Datascope Corp.; Endocardial Solutions, Inc.; Kensey Nash Corp.; Merit Medical Systems, Inc.; Novoste Corp.; Micro Therapeutics, Inc.; Spectranetics Corp.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulation to furnish us with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us with respect to fiscal 2003 and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers and directors have been complied with. We are aware of no person who owns more than 10% of our common shares.

     REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee is responsible for overseeing management's financial reporting practices and internal controls.

     The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to last year's Proxy Statement as Appendix A. All of the members of the Audit Committee are independent for purposes of current Nasdaq listing requirements.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended July 31, 2003 with the Company's management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No.61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

     Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003 for filing with the SEC.

     The Audit Committee has determined that the provision of non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP.


                                     Audit Committee of the Board of Directors
                                     Whitney A. McFarlin, Chair
                                     William C. Mattison, Jr.
                                     Rodney A. Young

     APPOINTMENT OF INDEPENDENT AUDITORS

     (Proposal Number Two)

     Deloitte & Touche LLP, independent public accountants, have served as auditors for the Company since July 31, 1960. They have been appointed by our Board of Directors for the purpose of auditing our financial statements for the fiscal year ended July 31, 2003. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Audit Fees

     Audit fees billed by Deloitte & Touche LLP for services rendered in auditing the Company's financial statements for fiscal year 2003 and reviewing the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2003 totaled $119,064.

     Financial Information Systems Design and Implementation Fees

     Deloitte and Touche did not bill the Company for any financial information systems design and implementation services during fiscal year 2003.

     All Other Fees

     Fees billed by Deloitte and Touche for all other non-audit services, including tax-related services, provided during fiscal year 2003 totaled $90,565.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP is not approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the next.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed proxy will be voted FOR the appointment unless a contrary specification is made.


     SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in our proxy solicitation materials for our next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at our principal executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 8, 2004. Pursuant to the our bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than July 8, 2004. Such notice should be sent to the Corporate Secretary at our principal executive offices, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Shareholder proposals that are submitted after July 8, 2004 may not be presented in any matter at the 2004 Annual Meeting of Shareholders.

     OTHER MATTERS

     The Board of Directors is aware of no other matter that will be presented for action at the annual meeting. If, however, other matters do properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

     ANNUAL REPORT

     A copy of our Annual Report on Form 10-K may be obtained without charge by any beneficial owner of our common shares on the record date upon written request addressed to Investor Relations, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.


                               By Order of the Board of Directors
                               IRVING R. COLACCI,
                               Vice President, General Counsel and Secretary































Dated:  November 7, 2003

 Possis Medical Inc. 9055 Evergreen Boulevard NW Minneapolis, MN 55433-8003 USA
       Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763) 780-2227